UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to

Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 11, 2009

OSCIENT PHARMACEUTICALS CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	0-10824	04-2297484
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1000 Winter Street, Suite 2200

Waltham, Massachusetts 02451

(Address of principal executive offices, including zip code)

(781) 398-2300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05.	COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

On June 11, 2009 Oscient Pharmaceuticals Corporation (the “Company”) announced that it will discontinue sales force promotion of its two products, ANTARA® (fenofibrate) capsules and FACTIVE® (gemifloxacin mesylate) tablets. The Company will eliminate approximately 180 positions, including its 150-person sales force and approximately 30 additional sales, marketing and corporate positions. The Company intends to keep its products available and on the market for physicians and their patients.

The workforce reduction is designed to more aggressively preserve the Company’s financial resources. The Company commenced notification of employees affected by the workforce reduction on June 11, 2009, and the majority of the workforce reduction is expected to be completed by June 30, 2009, with some remaining employees concluding by July 31, 2009.

As a result of the discontinuation of its sales force product promotion, the Company estimates that it will record a restructuring charge ranging from $5.5 million to $6.5 million in the second quarter of 2009, primarily representing cash payments for facilities and equipment leases, severance and benefits expenses and other contractual obligations as well as the write-off of certain fixed assets. A portion of this restructuring charge relates to the cancellation costs for contracts initially extending up to 2013.

On June 11, 2009 the Company issued a News Release announcing the reduction in workforce referenced herein. A copy of the News Release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

As of June 9, 2009 the Company reported 92,735,910 shares of its common stock outstanding.

ITEM 8.01.	OTHER EVENTS.

On June 15, 2009 the Company received correspondence from its licensor of FACTIVE® (gemifloxacin mesylate) tablets, LG Life Sciences, Ltd. (“LGLS”), relating to the License and Option Agreement dated October 22, 2002, as subsequently amended, between the Company and LGLS (the “Factive License”). In that correspondence, LGLS alleges that the Company’s discontinuation of its sales force product promotion described in Item 2.05 hereof constitutes a material breach of the Company’s obligations under the Factive License.

Pursuant to the terms of the Factive License a material breach is subject to a 30 day cure period. In the event a material breach remains uncured following the expiry of such 30 day cure period, LGLS may elect to terminate the Factive License.

The Company disagrees with LGLS’ allegations of breach and believes that it remains in compliance with the terms of the Factive License. The Company plans to discuss the matter further with LGLS.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

99.1	News Release issued by the Company on June 11, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSCIENT PHARMACEUTICALS CORPORATION

By:	/s/ Philippe M. Maitre
Name:	Philippe M. Maitre
Title:	Executive Vice President and Chief Financial Officer

Date: June 16, 2009